UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  July 17, 2009

HEELYS, INC.

(Exact name of registrant as specified in its charter)

Delaware	Commission	75-2880496
(State or other jurisdiction of incorporation or organization)	File No.: 001-33182	(IRS Employer Identification No.)

3200 Belmeade Drive, Suite 100, Carrollton, Texas 75006

(Address of principal executive offices and zip code)

(214) 390-1831

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  5.02                                        Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 17, 2009, Heelys, Inc. (the “Company”), hired Thomas C. Hansen as the Company’s new President and Chief Executive Officer.   Mr. Hansen is 52 years old and will be coming to the Company from TM Advertising LP, an advertising and marketing company owned by Interpublic Group (NYSE “IPG”).  From October 2005 to July 2009, Mr. Hansen served as President of TM Advertising and was its Chief Marketing Officer from September 2004 to October 2005.  From November 2002 to September 2004, Mr. Hansen served as the President, Chief Executive Officer, and a Founding Partner of Gigasphere Group of Companies, a Dallas-based broadband-content delivery service.

Mr. Hansen will commence employment with the Company on or before August 1, 2009.  In connection with the hiring of Mr. Hansen, Michael W. Hessong, the Company’s Interim President and Chief Executive Officer announced his resignation, to be effective as of the start date of Mr. Hansen’s employment.  Mr. Hessong has agreed to remain with the Company for a period of time in order to ensure a smooth transition.

Mr. Hansen and the Heeling Sports Limited, a wholly-owned subsidiary of the Company, have entered into an Executive Employment Agreement (the “Employment Agreement”) dated as of July 17, 2009, but to be effective as of the date he starts work with the Company (the “Effective Date”).  The Employment Agreement provides a term through December 31, 2010 that automatically renews for one year terms beginning on January 1, 2011 unless earlier terminated pursuant to the Employment Agreement.

Pursuant to the Employment Agreement, Mr. Hansen will be paid a base salary of $430,000.00 per annum.  He will also receive a one-time bonus of $75,000.00 if he remains employed through December 31, 2009.  Beginning with the 2010 calendar year, Mr. Hansen is eligible to receive an annual incentive bonus, to be determined by the Company’s Board or Compensation Committee.

Within 180 days following the Effective Date, the Company will grant to Mr. Hansen an option to purchase 350,000 shares of the Company’s common stock at a purchase price per share equal to the fair market value per share on the grant date.  Such options shall generally vest and become exercisable in four equal cumulative annual installments of one-fourth (1/4th) each on each successive anniversary of the Effective Date.

Mr. Hansen will be entitled to benefits for which other similarly situated executives within the Company are eligible, on the same basis as such other executives.  Mr. Hansen will also be entitled to four weeks of paid vacation per calendar year.

If the Company terminates Mr. Hansen without Cause, or if Mr. Hansen terminates his employment for Good Reason (as such terms are defined in the Employment Agreement), Mr. Hansen will be entitled to receive an amount equal to his then applicable annual base salary plus an additional amount equal to four weeks of his annual base salary for every year of employment with the Company in excess of five years, capped at a maximum of 78 weeks.  Such payments will be made in equal installments over the severance period in accordance with the Company’s normal payroll policies and will not be reduced if Mr. Hansen accepts employment with another employer.  Mr. Hansen will also be reimbursed for the cost of monthly health insurance premiums payable by him to maintain coverage for himself and his dependents for up to 18 months after his termination without Cause or for Good Reason.

The Employment Agreement prohibits Mr. Hansen from unauthorized disclosure of the Company’s confidential or proprietary information and contains certain non-competition and non-solicitation provisions which restrict Mr. Hansen during his employment and for up to 18 months after termination.

A copy of the Employment Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and the terms thereof are incorporated by reference herein.

A copy of the press release in connection with the foregoing is attached as Exhibit 99.1 and incorporated by reference herein.

Item 9.01                                         Financial Statements and Exhibits.

(d)                                                         Exhibits.

10.1                        Executive Employment Agreement, dated as of July 17, 2009, by and between Heeling Sports Limited and Thomas C. Hansen.

99.1                        Press Release of Heelys, Inc., dated July14, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Heelys, Inc.

Date: July 20, 2009	By:	/s/ Lisa K. Peterson
Lisa K. Peterson
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Employment Agreement, dated July 17, 2009, by and between Heeling Sports Limited and Thomas C. Hansen.

99.1	Press Release of Heelys, Inc., dated July 14, 2009.